Exhibit 99.2

JIM DEVRIES ELECTED TO ABM’S BOARD OF DIRECTORS

NEW YORK, NY September 7, 2022 - ABM (NYSE: ABM) a leading provider of integrated facility services and solutions, today announced the appointment of James “Jim” DeVries, President and Chief Executive Officer of ADT Inc., to ABM’s Board of Directors. Mr. DeVries brings deep experience in corporate leadership, human capital management and development, and operational excellence to the ABM Board.

Sudhakar Kesavan, Chairman of the Board of Directors of ABM, said: “As an engaged and results-oriented leader, Mr. Devries has driven transformational leadership and innovation initiatives at ADT, while also expanding growth opportunities to help position ADT as a leading provider of safe, smart, and sustainable security solutions. Jim’s voice, vision and insights are a welcomed addition to our Board and will help guide us as ABM continues to execute its ELEVATE strategy.”

Mr. DeVries, who has served as the President and Chief Executive Officer of ADT, as well as a director on the ADT Board, since 2018, joined the company in 2016 as Executive Vice President and Chief Operating Officer. Prior to joining ADT, Mr. DeVries spent nearly a decade at Allstate Insurance Company, serving as Executive Vice President of Operations as well as Executive Vice President and Chief Administrative Officer, with responsibility for real estate and administration, human resources, and procurement. Prior to that, Mr. DeVries held various executive and management roles at Principal Financial Group, Ameritech, Quaker Oats Company, and Andrew Corporation. Mr. DeVries holds a bachelor's degree in Human Resources from Trinity International University and a master's degree in Industrial Relations from Loyola University in Chicago, as well as a master’s degree in Business Administration from the Kellogg School of Management at Northwestern University.

“Jim’s broad knowledge and experience in service industries and expertise in human resources and operations will add tremendous value to our Board of Directors.” said Scott Salmirs, President and Chief Executive Officer of ABM. “I look forward to his counsel and to working closely with him as we continue to position ABM for sustainable growth and excellence.”

About ABM

ABM (NYSE: ABM) is one of the world’s largest providers of integrated facility services. A driving force for a cleaner, healthier, and more sustainable world, ABM provides essential services that improve the spaces and places that matter most. From curbside to rooftop, ABM offers a comprehensive array of facility services that include janitorial, engineering, parking, electrical & lighting, energy solutions, HVAC & mechanical, landscape & turf, and mission critical solutions. ABM delivers these custom facility solutions to properties across a wide range of industries – from commercial office buildings to schools, airports, hospitals, data centers, manufacturing plants, and distribution centers, entertainment venues, and more. Founded in 1909, ABM today has annualized revenue exceeding $7 billion and more than 100,000 team members in 350+ offices throughout the United States, United Kingdom, and other international locations. For more information, visit www.abm.com.

CONTACT

Investor Relations:

Paul Goldberg

212-297-9721

ir@abm.com

Media:

Michael Valentino

media@abm.com